As Filed with the Securities and Exchange Commission on November 30, 1998
                                                    Registration No. 333-______


                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                    FORM S-8
                             REGISTRATION STATEMENT
                                    Under the
                             SECURITIES ACT OF 1933

                                 ARCH COAL, INC.
             (Exact name of registrant as specified in its charter)

        DELAWARE                                                43-0921172
(State or Other Jurisdiction of                              (I.R.S. Employer
Incorporation or Organization)                              Identification No.)

                            City Place One, Suite 300
                            St. Louis, Missouri 63141
                                  (314) 994-2700
          (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                   ARCH COAL, INC. DEFERRED COMPENSATION PLAN
                            (Full Title of the Plan)



                              Jeffry N. Quinn, Esq.
Senior Vice President -- Law and Human Resources, Secretary and General Counsel
                                 Arch Coal, Inc.
                            City Place One, Suite 300
                            St. Louis, Missouri 63141
                                 (314) 994-2700
              (Name, address, including zip code, and telephone number,
                      including area code, of agent for service)
                           --------------------------


                        CALCULATION OF REGISTRATION FEE
-------------------------------------------------------------------------------
                                    Proposed      Proposed
                                    Maximum       Maximum        Amount of
Title of Securities  Amount to be   Offering      Aggregate      Registration
to be Registered(1)  Registered(2)  Price         Offering       Fee
                                    Per           Price(3)
                                    Obligation(3)
-------------------------------------------------------------------------------
Deferred
Compensation        $10,000,000       100%        $10,000,000     $2,780
Obligations
-------------------------------------------------------------------------------

(1)The Deferred Compensation Obligations are unsecured obligations of Arch Coal, Inc. to pay deferred compensation in the future in accordance with the terms of the Arch Coal, Inc. Deferred Compensation Plan for a select group of eligible employees.
(2) The deferred compensation obligations being registered represent the amount of compensation deferrals that Arch Coal, Inc. estimates will be made by participants in the Plan during the five year period following the initial date of deferrals under this registration statement.
(3) Estimated solely for the purpose of determining the registration fee.

                                     PART II

                           INFORMATION REQUIRED IN THE
                             REGISTRATION STATEMENT

ITEM 3. INCORPORATION OF DOCUMENTS BY REFERENCE.

            The following documents filed by Arch Coal, Inc. (the "Registrant") with the Securities and Exchange Commission (the "Commission"), under File No. 1-13105, pursuant to the Securities and Exchange Act of 1934, as amended (the "Exchange Act"), are incorporated by reference into this Registration Statement and shall be deemed to be a part hereof:

            (a) Annual Report on Form 10-K for the year ended December 31, 1997.

            (b) Quarterly Reports on Form 10-Q for the quarters ended March 31, 1998, June 30, 1998 and September 30, 1998.

            (c) Current Reports on Form 8-K dated March 23, 1998 (filed March 23, 1998), June 1, 1998 (filed June 2, 1998), June 1, 1998
                  (filed June 15, 1998 as amended on Form 8-K/A filed on August 17, 1998), July 22, 1998 (filed July 22, 1998), and August 11,
                  1998 (filed August 12, 1998).

            All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.

            Any statement contained in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement.

ITEM 4.     DESCRIPTION OF SECURITIES.

            The following description of the securities offered hereby is qualified by reference to the Arch Coal, Inc. Deferred Compensation Plan (the "Plan"). The Plan is a nonqualified deferred compensation plan intended to be exempt from Parts 1, 2, 3 and 4 of Title I of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"). The Plan, however, is subject to the Administration and Enforcement provision of Part 5 of Title I of ERISA.

            Under the Plan, the Registrant will provide eligible employees the opportunity to enter into agreements for the deferral of a specified percentage of their compensation. The Personnel and Compensation Committee of the Board of Directors (the "Committee") may select from management and other highly compensated employees who may participate in the Plan (each a "Participant").

The Committee will administer the Plan and will establish rules and regulations governing the Plan and Participants.

            The obligations of the Registrant (including, the amount deferred by the Participants and the amount matched by the Registrant) under the Plan (the "Obligations") will be unsecured general obligations of the Registrant to pay the benefits in the future in accordance with the terms of the Plan, and will rank equally with other unsecured and unsubordinated indebtedness of the Registrant from time to time outstanding.

            Participants may elect to participate in the Plan by submitting a form to the Registrant's Corporate Human Resources Department. The amount of compensation to be deferred by each Participant will be determined in accordance with the Plan based on elections by each Participant. The Registrant will establish on behalf of each participant a bookkeeping account to which the Registrant will credit any deferred compensation, matching amounts and income (or loss) based upon the hypothetical investment options elected by the Participant pursuant to the options available under the Plan. All account balances will remain in the Plan until distributable according to the terms of the Plan. The amount of compensation distributed upon the Participant's death, termination or retirement will be based on the Participant's account balance as of such date. A Participant may choose to receive a distribution prior to an elected or prescribed distribution date or to accelerate distribution under certain circumstances, subject to certain restrictions and penalties.

            A Participant's  interest in a deferred  compensation  account,  and thus the Participant's right to the Obligations, generally cannot be transferred, alienated or assigned, nor are they subject to attachment, execution, garnishment or other such equitable or legal process.

            The Committee may amend, alter or terminate the Plan at any time without the prior approval of the Board; except that without the Board's approval no amendment, modification or termination may materially modify the requirements as to eligibility for participation in the Plan, or otherwise materially increase the benefits accruing to Participants under the Plan.

ITEM 5.     INTEREST OF NAMED EXPERTS AND COUNSEL.

            Not applicable.

ITEM 6.     INDEMNIFICATION OF DIRECTORS AND OFFICERS.

            Pursuant to Delaware law, Article Ninth of the Registrant's Restated Certificate of Incorporation, as amended, contains provisions that result in the elimination of the personal liability of directors to the Registrant and its stockholders for monetary damages for breaches of their fiduciary duties as a director, except for (i) breach of a director's duty of loyalty to the company or to the stockholders, (ii) acts of omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (iii) dividend or stock repurchases or redemptions that are illegal under Delaware law, and (iv) any transaction for which a director receives an improper personal benefit. These provisions pertain only to breaches of duty by directors as directors and not in any other capacity, such as officers. As a result of the inclusion of such provisions, stockholders may be unable to recover monetary damages against directors for actions taken by them that constitute negligence or gross negligence or that are in violation of their fiduciary duties, although it may be possible to obtain injunctive or other equitable relief with respect to such actions. If equitable remedies are found not to be available to stockholders in any particular case, stockholders may not have any effective remedy against the challenged conduct.

            Under Section 145 of the Delaware General Corporation law, a corporation has the power to indemnify directors and officers under certain prescribed circumstances and subject to certain limitations against certain costs and expenses, including attorneys' fees actually and reasonably incurred in connection with any action, suit or proceeding, whether civil, criminal, administrative or investigative, to which any of them is a party by reason of this being a director or officer of the corporation if it is determined that he acted in accordance with the applicable standard of conduct set forth in such statutory provision. Article V of the Registrant's Bylaws provides that the Registrant will indemnify any person who may be involved, as a party or otherwise, in a claim, action, suit or proceeding (other than any claim, action, suit or proceeding brought by or in the right of the Registrant) by reason of the fact that such person is or was a director or officer of the Registrant, or is or was serving at the request of the Registrant as a director or officer of any other corporation or entity, against certain liabilities, costs and expenses. The Registrant is also authorized to and does maintain insurance on behalf of any person who is or was a director or officer of the Registrant, or is or was serving at the request of the Registrant as a director or officer of any other corporation or entity, against any liability asserted against such person and incurred by such person in any such capacity or arising out of his status as such, whether or not the Registrant would have the power to indemnify such person against such liability under the Delaware General Corporation law.

            The Registrant has entered into indemnity agreements with persons who are or were or shall be directors and/or officers of the Registrant, Ashland Coal, Inc. and/or AMC Merger Corporation; and other persons who are or were serving, shall serve, or shall have served at the request of the Registrant as a director, officer, partner, trustee, fiduciary, employee or agent of another foreign or domestic corporation or non-profit corporation, cooperative, partnership, joint venture, trust, employee benefit plan or other incorporated or unincorporated enterprise.

            Directors of the Registrant who are officers of certain shareholders of the Registrant also may be entitled to indemnification under the provisions of that shareholders' Bylaws providing for the indemnity of officers who serve, at the request of such shareholders, as a director of another corporation.

      The directors and officers of the Registrant are insured under a policy of directors' and officers' liability insurance.

ITEM 7.     EXEMPTION FROM REGISTRATION CLAIMED.

            Not applicable.

ITEM 8.     EXHIBITS.

            Reference is made to the Exhibit Index filed herewith.

ITEM 9.     UNDERTAKINGS.

            (a)   The undersigned registrant hereby undertakes:

                  (1) To file,  during any  period in which  offers or sales are
            being  made,  a  post-effective   amendment  to  this   registration
            statement:

                    (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

                    (ii) To  reflect  in the  prospectus  any  facts  or  events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

                    (iii)To include any  material  information  with  respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

            provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3 or Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

                  (2) That, for the purpose of determining  any liability  under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                  (3) To remove from  registration by means of a  post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

            (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

            (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

            Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the County of St. Louis, State of Missouri on November 25, 1998.


                                 ARCH COAL, INC.


                                 By:/s/ Jeffry N. Quinn
                                    -------------------------------
                                    Jeffry N. Quinn
                                    Senior Vice President - Law and Human
                                     Resources, General Counsel and Secretary


                                POWER OF ATTORNEY

            Each person whose signature appears below hereby constitutes and appoints Steven F. Leer, Patrick A. Kriegshauser and Jeffry N. Quinn, and each of them (with full power to each of them to act alone) his true and lawful attorneys-in-fact and agents, for him and on his behalf and is his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement on Form S-8, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or his substitute may lawfully do or cause to be done by virtue hereof.

            Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Signatures                      Title                              Date


/s/ Steven F. Leer
---------------------------
Steven F. Leer                  President, Chief Executive     November 23, 1998
                                Officer and Director

/s/ Patrick A. Kriegshauser
---------------------------
Patrick A. Kriegshauser         Senior Vice President, Chief   November 25, 1998
                                Financial Officer and
                                Treasurer (Principal
                                Financial Officer)
/s/ John R. Hall
---------------------------
John R. Hall                    Chairman of the Board of       November 24, 1998
                                Directors

/s/ James R. Boyd
---------------------------
James R. Boyd                   Director                       November 24, 1998


/s/ Juan Antonio Ferrando
---------------------------
Juan Antonio Ferrando           Director                       November 24, 1998


/s/ Paul W. Chellgren
---------------------------
Paul W. Chellgren               Director                       November 24, 1998


/s/ Thomas L. Feazell
---------------------------
Thomas L. Feazell               Director                       November 24, 1998


/s/ Robert L. Hintz
---------------------------
Robert L. Hintz                 Director                       November 24, 1998


/s/ Douglas H. Hunt
---------------------------
Douglas H. Hunt                 Director                       November 24, 1998


/s/ James L. Parker
---------------------------
James L. Parker                 Director                       November 24, 1998


/s/  A. Michael Perry
---------------------------
A. Michael Perry                Director                       November 24, 1998


/s/ J. Marvin Quin
---------------------------
J. Marvin Quin                  Director                       November 24, 1998

                                  EXHIBIT INDEX

Exhibit Number          Description of Exhibits

4.1                     Arch Coal, Inc. Deferred Compensation Plan.

5.1                     Opinion of Bryan Cave LLP.

23.1                    Consent of Arthur Andersen LLP.

23.2                    Consent of Ernst & Young LLP.

23.3                    Consent of Pricewaterhouse Coopers LLP.

23.4                    Consent of Bryan Cave LLP (included in Exhibit 5.1).

24.1                    Powers of Attorney authorizing signature
                         (included in Signature Page).